EXHIBIT 99.1

FOR MORE INFORMATION:

Contact Information:
Dale Lindly
(408) 588-8659
email: Dlindly@S3.com

S3 Website Location:http://www.S3.com


FOR IMMEDIATE RELEASE
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                 S3 INCORPORATED ADOPTS STOCKHOLDER RIGHTS PLAN


         SANTA CLARA, CA -- May 14, 1997 -- S3 Incorporated-R- (Nasdaq: SIII) announced today that its Board of Directors adopted a Stockholder Rights Plan that is designed to strengthen the ability of the Board of Directors to protect S3's stockholders and other stakeholders.

         To implement the plan, S3's Board declared a dividend of one preferred stock purchase right (a "Right") for each outstanding share of S3 Common Stock held of record at the close of business on June 1, 1997. Each Right represents a contingent right to purchase, under certain circumstances, a fractional share of a newly created series of S3 preferred stock.

         The Rights would become exercisable and trade independently from S3 Common Stock upon the public announcement of the acquisition by a person or group of 15 percent or more of S3's Common Stock, or ten days after commencement of a tender or exchange offer for S3 Common Stock that would result in the acquisition of 15 percent or more of S3's Common Stock.

         The Rights expire May 14, 2007 unless redeemed earlier by S3's Board of Directors. The Rights can be redeemed by the Board at a price of $0.01 per Right at any time before the Rights become exercisable, but thereafter only in limited circumstances. The Rights distribution will not be taxable to stockholders.

         The rights plan is designed to protect S3 stockholders against abusive or coercive takeover tactics and takeover tactics not in the best interests of S3 and its stockholders, such as acquisitions of control without paying all stockholders a fair premium, coercive tender offers and inadequate offers. It is not intended to prevent an offer that the Board concludes is in the best interests of S3 and its stockholders. Details of the rights plan will be contained in a letter to be mailed to the Company's stockholders.

About S3 Incorporated
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         S3 Incorporated, founded in 1989 with headquarters in Santa Clara,
California, is the world's largest supplier of multimedia acceleration hardware and its associated software. S3 is committed to applying its expertise in audio, video, graphics and platform acceleration to create innovative and affordable products for the home, desktop and mobile markets. The Company's vision for the future is to also bring a rich, consumer electronics-type experience to PC users -- integrating the best available consumer multimedia technologies into the mainstream PC platform.